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                                                                   EXHIBIT 10.19

                            CARSON PIRIE SCOTT & CO.
                         1996 LONG-TERM INCENTIVE PLAN

I.   INTRODUCTION

     A. Purpose. This plan is the Carson Pirie Scott & Co. 1996 Long-Term Incentive Plan (the "Plan"). The Plan is designed to (1) motivate the members of the Executive Committee and other selected employees of Carson Pirie Scott & Co. (the "Company") to improve corporate performance and achieve the Company's long-term strategic goals by providing cash awards for superior business performance and (2) more closely align the interests of Executive Committee members with the Company's shareholders.

     B. Effective Date. The effective date of the Plan is February 4, 1996, subject to the approval of the Plan by the Company's Board of Directors (the "Board").

     C. Definitions. Capitalized terms that are not otherwise defined are defined in Section IV.

II.  AWARD

     A. Award. Subject to Sections II.D., II.E., II.F. and II.H., the Committee shall award each Participant an Award as of the last business day of each Determination Period in an amount determined under Section II.B.

     B. Determination of Amount of Awards. The amount of a Participant's Award for each Determination Period shall be determined as follows:

          1. If, for the Determination Period, DP Actual Earnings are less than the DP Threshold Earnings Goal, no Award shall be paid.

          2. If, for the Determination Period, DP Actual Earnings equal the DP Threshold Earnings Goal, the Participant shall receive the Participant's Threshold Award.

          3. If, for the Determination Period, DP Actual Earnings are greater than the DP Threshold Earnings Goal and less than the DP Maximum Earnings Goal, the Participant shall receive a prorated portion of the Participant's Maximum Award in an amount determined by the following formula:

          ((X-A)/(B-A) x (D-C)) + C

where:
          X equals the DP Actual Earnings;
          A equals DP Threshold Earnings Goal;
          B equals DP Maximum Earnings Goal;
          C equals the Participant's Threshold Award; and
          D equals the Participant's Maximum Award.
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          4.   If, for the Determination Period, DP Actual Earnings are equal to or greater than the DP Maximum Earnings Goal, the Participant shall receive the Participant's Maximum Award.

     C. Award Payment Date. Except as provided in Sections II.D., II.E. and II.G., the Company shall pay each Participant entitled to an Award for a Determination Period the amount of the Award in a cash lump sum within 90 days after the last business day of such Determination Period. Except for Awards paid pursuant to Sections II.D., II.E. and II.G., a Participant must be employed by and actively at work providing services to the Company on the date specified under this Plan as the date the Award is to be paid to the Participant or else such Award shall be forfeited and the Company shall have no obligation to pay such Award.

     D. Retirement, Death or Disability. If a Participant ceases to be a Participant during a Determination Period as a result of the Participant's Retirement, death or Disability, the Participant shall be entitled to receive a prorated portion of the Award the Participant would have been entitled to receive under Section II.B. for such Determination Period, as follows:

          1. Include Applicable Fiscal Years Only. The definitions of "DP Maximum Earnings Goal", "DP Threshold Earnings Goal" and "DP Actual Earnings" for such Determination Period shall be reduced to only include the FY Maximum Earnings Goal, the FY Threshold Earnings Goal and the FY Actual Earnings for each Fiscal Year included as part of such Determination Period that has been completed as of the date of the Participant's Retirement, death or Disability, if any. If no Fiscal Year included in such Determination Period has been completed as of the date of the Participant's Retirement, death or Disability, no Award shall be paid to the Participant for such Determination Period.

          2. Prorate Award for Shorter Employment Period. Any Award that is payable in accordance with this Section II.D. shall be prorated so that the Award to be paid shall equal the product of (a) the amount payable as an Award under Section II.B. to the Participant, multiplied by (b) a fraction, the numerator of which is the number of months in the Determination Period that have been completed as of the date of the Participant's Retirement, death or Disability, and the denominator of which is 36.

          3. Payment of Award. Any Award that is payable in accordance with this Section II.D. shall be paid as soon as practicable after the date of the Participant's Retirement, death or Disability to the Participant or, in the case of the Participant's death, to the beneficiary the Participant has designated under the Plan (or, if the Participant has failed to make an effective beneficiary designation, to the Participant's estate).

     E. Change in Control. If a Change in Control occurs during any Determination Period, the Participant shall be entitled to receive a prorated portion of the Award the Participant would have been entitled to receive under
Section II.B. for such Determination Period, as follows:

          1. Include Applicable Fiscal Years Only. The definitions of "DP Maximum Earnings Goal", "DP Threshold Earnings Goal" and "DP Actual Earnings" for such Determination

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Period shall be reduced to only include (a) the FY Maximum Earnings Goal, the FY
Threshold Earnings Goal and the FY Actual Earnings for each Fiscal Year included as part of such Determination Period that has been completed as of the date of the Change in Control, if any, and (b) the FY Maximum Earnings Goal, the FY Threshold Earnings Goal and the FY Actual Earnings for the Fiscal Year included as part of such Determination Period during which the Change in Control occurs. For purposes of this paragraph 1., FY Actual Earnings for the Fiscal Year in which the Change in Control occurs shall be deemed to equal the FY Maximum Earnings Goal for such Fiscal Year.

          2. Prorate Award for Shorter Employment Period. Any Award that is payable in accordance with this Section II.E. shall be prorated so that the Award to be paid shall equal (a) the amount payable as an Award under Section II.B. to the Participant multiplied by (b) a fraction, the numerator of which is the number of months in the entire Determination Period that have been completed as of the date of the Change in Control (giving 12 months credit for the Fiscal Year in which the Change in Control occurs), and the denominator of which is 36.

          3. Payment of Award. Any Award that is payable in accordance with this Section II.E. shall be paid to the Participant as soon as practicable after the Change in Control but no later than 30 days after the Change in Control.

     F. New Hires and Promotions. If a person becomes a Participant after the commencement of any Determination Period, the Participant shall be entitled to receive a prorated portion of the Award the Participant would have been entitled to receive under Section II.B. for such Determination Period, as follows:

          1. Include All Fiscal Years. The DP Maximum Earnings Goal, the DP Threshold Earnings Goal and the DP Actual Earnings for such Determination Period shall not be adjusted under this Section II.F.1. so that the FY Maximum Earnings Goal, the FY Threshold Earnings Goal and the FY Actual Earnings for each Fiscal Year included in such Determination Period shall be included.

          2. Prorate Award for Shorter Employment Period. Any Award that is payable in accordance with this Section II.F. shall be prorated so that the Award to be paid shall equal the product of (a) the amount payable as an Award under Section II.B. to the Participant, multiplied by (b) a fraction, the numerator of which is the number of months in the Determination Period that the Participant was a Participant, and the denominator of which is 36.

     G.   Deferral.

          1. Payments Deferred. Notwithstanding any other provision in this Plan, if payment of the full amount of a Participant's Award, at any specified payment date, would cause the Company to pay an amount that exceeds the amount for which a deduction is allowable to the Company under Section 162(m) of the IRC, the Company shall pay, on such specified payment date, only the amount of the Award for which a deduction is allowable. The Company shall pay the remaining portion of the Award as soon as the Company is allowed a deduction for the payment.

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          2.   Interest on Amounts Deferred.  Each payment deferred under
Section II.G.1. shall accrue simple interest (on the basis of 360-day year), from the date it would have been paid if no deferral had been made until the date of actual payment, at the rate of interest per annum reported in The Wall Street Journal from time to time as the "Prime Rate" or at such other rate as may be agreed to by the Company and the affected Participant.

     H. Termination of Participation. No Award shall be payable under this Plan for any Determination Period to any Participant who, during such Determination Period, ceases to be a Participant for any reason other than Retirement, death, Disability or a Change in Control.

III. MISCELLANEOUS PROVISIONS

     A. Administration of the Plan. The Plan shall be administered by the Committee. The Committee may adopt rules, regulations and procedures and take all other action as it deems necessary or proper for the administration of the Plan. The Committee shall have full power and authority to interpret the Plan and the Committee's interpretation shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

     B. Facility of Payment. If the Committee, in its sole discretion, determines that a Participant or beneficiary entitled to receive a payment under this Plan is incompetent to receive such payment by reason of infirmity or incapacity of any kind, the Committee may apply or make the payment to any person selected by the Committee to disburse the payment for the benefit of the Participant or beneficiary. Payments made pursuant to this Section III.B. shall completely discharge all the Company's obligations or liabilities under the Plan with respect to such payment.

     C. Participant's Rights Unsecured. The right of any Participant to receive future payments under the Plan shall be an unsecured claim against the Company's general assets.

     D. Restrictions on Transferability. No right to receive payments under the Plan shall be transferable or assignable other than by an effective beneficiary designation made under the Plan, by will or by the laws of descent and distribution. Any other attempted assignment or alienation of payments under the Plan shall be void and of no force and effect.

     E. No Employment Rights. The Plan shall not be construed as conferring any rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to terminate any person's employment or to take any other action affecting such person.

     F. Withholding on Payments. The Company shall deduct from the amount of any cash payable under the Plan an amount necessary to satisfy any applicable federal, state, and local tax withholding requirements.

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     G.   Amendments.  The Plan may be amended, modified or terminated by the
Board at any time; provided, however, that no amendment, modification, or termination shall, during any Determination Period:

          1. alter the levels of the DP Threshold Earnings Goal or the DP Maximum Earnings Goal with respect to such Determination Period;

          2. increase the amount of any Awards payable under Article II as a reward for achievement of such performance targets;

          3.   cause the acceleration of the payment of any Awards payable under
Article II, unless they are reduced in amount to take into account the time value of money; or

          4. cause the payment of any Award to be delayed, unless the amount paid reflects the crediting of interest at the rate of interest per annum reported in The Wall Street Journal from time to time as the "Prime Rate" or at such other rate as may be agreed to by the Company and the affected Participant.

     H. Governing Law. Except as otherwise required by applicable federal laws, this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

     I. Captions. Captions and Section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

IV.  DEFINITIONS

     A. "Award" means compensation awarded to a Participant for a Determination Period pursuant to Section II.A.

     B.   "Board" is defined in Section I.B.

     C.   "Change in Control" means:

          1. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 30% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, for purposes of this paragraph 1., the following acquisitions shall not be deemed to result in a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition by any corporation pursuant to a transaction that complies with clauses (a), (b) and (c) of paragraph 3. of this definition of Change of Control; and provided, further, if any Person's beneficial ownership of the

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Outstanding Company Voting Securities equals or exceeds 30% as a result of a transaction described in clause (a) or (b) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or more of the Outstanding Company Voting Securities; or

          2. Individuals who, as of February 6, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to February 6, 1996 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          3. The earlier of shareholder approval of, or consummation of, a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation ("Business Combination") excluding, however, any Business Combination pursuant to which (a) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          4. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     D. "Committee" means the compensation committee of the Board which committee shall have at least two members, each of whom shall be a member of the Board and shall be an Outside Director.

     E.   "Company" is defined in Section I.A.

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     F.   "DP Actual Earnings" means, except as provided in Sections II.D.1. and
II.E.1., the sum of FY Actual Earnings for each Fiscal Year within a Determination Period.

     G. "DP Maximum Earnings Goal" means, except as provided in Sections II.D.1. and II.E.1., the sum of FY Maximum Earnings Goal for each Fiscal Year within a Determination Period which amount represents the DP Actual Earnings that the Company must achieve in order for the Company to pay Maximum Awards for that Determination Period.

     H. "DP Threshold Earnings Goal" means, except as provided in Sections II.D.1. and II.E.1., the sum of FY Threshold Earnings Goal for each Fiscal Year within a Determination Period which amount represents the DP Actual Earnings that the Company must achieve in order for the Company to pay Threshold Awards for that Determination Period.

     I. "Determination Period" means (1) an amount of time equal to three consecutive Fiscal Years with the first Fiscal Year of the first Determination Period beginning on February 4, 1996 and the first Fiscal Year of each successive Determination Period beginning on the first day of each next Fiscal Year or (2) if Section II.D. or II.E. shall be applicable, the lesser number of Fiscal Years determined in accordance with such Section.

     J.   "Disability" means any permanent mental or physical condition which
(1) prevents a Participant from reasonably discharging the duties of the Participant's position, (2) is attested to in writing from time to time by a physician selected by the Company and reasonably acceptable to the Participant, and (3) has continued for at least six consecutive months or for a period aggregating 6 months in any period of 18 consecutive months for the same or a related condition.

     K. "Executive Committee" means the Company's executive committee, including its senior executive committee, as comprised from time to time in accordance with the Company's policies.

     L. "FY Actual Earnings" means, subject to Section II.E.1., the Company's cumulative earnings for the Fiscal Year computed in accordance with generally accepted accounting practices, as determined by the Company's independent accountants, but before deductions for interest, income taxes, depreciation and amortization provided that, if the Company's actual capital expenditures in the preceding Fiscal Year were less than or greater than the budgeted capital expenditures for such preceding year, FY Actual Earnings shall be increased by (if less than) or reduced by (if greater than), as applicable, an amount equal to 20% of the difference between the preceding year's actual capital expenditures and the budgeted capital expenditures.

     M. "FY Maximum Earnings Goal" means 120% of the preceding Fiscal Year's FY Maximum Earnings Goal, provided, however, that for the first Fiscal Year of the Plan, the FY Maximum Earnings Goal shall equal $105,200,000.

     N. "FY Threshold Earnings Goal" means 110% of the preceding Fiscal Year's FY Threshold Earnings Goal, provided, however, that for the first Fiscal Year of the Plan, the FY Threshold Earnings Goal shall equal $96,500,000.

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     O.   "Fiscal Year"  means the 52-53 week period each year that is the
Company's fiscal year.

     P.   "IRC" means the Internal Revenue Code of 1986, as amended.

     Q. "Maximum Award" means, with respect to a Participant, the amount of the Award that, no later than 90 days after the start of a Determination Period, the Committee determines to be the maximum award for such Participant under this Plan and is based upon the Participant's position with the Company, provided, however, Maximum Awards for the Determination Period commencing February 4, 1996 are listed on Exhibit A to this Plan.

     R. "Outside Director" means a person who is an outside director within the meaning of Section 162(m)(4)(c)(i) of the IRC.

     S. "Participant" means each member of the Executive Committee whose participation in the Plan is approved in writing by the Committee, and each additional employee of the Company recommended by the Company's Chief Executive Officer to the Committee for participation in the Plan, provided the Committee grants its written approval of such individual's participation in the Plan. An individual's status as a Participant shall terminate automatically upon the Participant's ceasing to be a member of the Executive Committee, or, in the case of a Participant who is not a member of the Executive Committee, at such time as may be determined by the Committee, but not later than the date such individual ceases to be employed by the Company.

     T.   "Plan" is defined in Section I.A.

     U. "Retirement" means retirement under the terms of the Carson Pirie Scott & Co. Pension Plan.

     V. "Threshold Award" means, with respect to a Participant, the amount of Award that, no later than 90 days after the start of a Determination Period, the Committee determines to be the threshold award for such Participant under this Plan and is based upon the Participant's position with the Company, provided, however, Threshold Awards for the Determination Period commencing February 4, 1996 are listed on Exhibit A to this Plan.

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                                   EXHIBIT A


Threshold Awards and Maximum Awards for the Determination Period of the Plan beginning February 4, 1996 are as follows:

                 Title                     Threshold Award      Maximum Award
                 -----                     ---------------      -------------

Chief Executive Officer and Chairman of        $50,000             $150,000
the Board (the "CEO")

President and Chief Operating Officer          $35,000             $105,000
(the "COO")

Senior Executive Committee
Members excluding the CEO and COO              $30,000             $ 90,000
(the "Remaining SEC Members")

Executive Committee Members excluding          $15,000             $ 45,000
the CEO, COO and Remaining SEC
Members

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